  Exhibit 99.1

Investor Relations Line:
(818) 902-2701
www.supind.com

Contacts:
Superior Industries
Kerry Shiba
(818) 781-4973

NEWS RELEASE
FTI Consulting Nathan Elwell (312) 553-6706 Nathan.elwell@fticonsulting.com

Superior Industries Announces Reincorporation

SOUTHFIELD, MICHIGAN – May 15, 2015 – Superior Industries International, Inc. (NYSE:SUP), today announced that it has completed its reincorporation from the State of California to the State of Delaware. Superior will continue to operate its business as it existed immediately prior to the reincorporation and shares of Superior continue to be listed on the NYSE under the symbol “SUP.”

The reincorporation was approved by the company’s stockholders at the 2015 Annual Meeting of Stockholders held May 5, 2015. Each outstanding share of Superior’s common stock will be automatically converted into one share of common stock of a newly-formed Delaware entity that will be named “Superior Industries International, Inc.” and each stock certificate representing issued and outstanding shares of the “old” California-domiciled Superior will represent the same number of shares of the “new” Delaware-domiciled Superior.

About Superior Industries

Headquartered in Southfield, Michigan, Superior is the largest manufacturer of aluminum wheels for passenger cars and light-duty vehicles in North America. From its plants in the U.S. and Mexico, the company supplies aluminum wheels to the original equipment market. Major customers include BMW, FCA, Ford, General Motors, Mitsubishi, Nissan, Subaru, Tesla, Toyota and Volkswagen. For more information, visit www.supind.com.